UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2009

Bank of Granite Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-15956	56-1550545

(State or Other Jurisdiction of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)
P.O. Box 128, 23 North Main Street
Granite Falls, North Carolina 28630
(Address of Principal Executive Offices) (Zip Code)
(828) 496-2000
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former Address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INDEX

Page

Item 5.02 — Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers	3

Item 9.01 — Financial Statements and Exhibits	3

Signatures	4

Item 5.02 — Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers
     On February 23, 2009, Gary L. Lackey’s employment with Granite Mortgage, Inc. (“Granite Mortgage”), the mortgage bank subsidiary of Bank of Granite Corporation (the “Company”), terminated effective immediately. Mr. Lackey served as President, Chief Executive Officer, and Director of Granite Mortgage. His departure was not a result of any disagreement with the Company. On February 24, 2009, Granite Mortgage entered into a Severance Agreement and Release In Full with Mr. Lackey under which Mr. Lackey will receive severance of $432,000, as payable under his Amended and Restated Employment and Noncompetition Agreement dated May 1, 2003 (“Employment Agreement”), plus $12,652 for accrued vacation, in exchange for Mr. Lackey’s agreement to terminate his Employment Agreement, to fulfill the non-competition and confidentiality provisions set forth in Mr. Lackey’s Employment Agreement, and to release the Company and its subsidiaries, and the directors, employees, and affiliates of the Company and its subsidiaries, from any and all causes of action and claims.
A complete copy of Mr. Lackey’s Severance Agreement and Release In Full is filed herewith as Exhibit 10.1 and incorporated herein as if set forth in full.
Item 9.01 — Financial Statements and Exhibits
(d) Exhibits
10.1 Severance Agreement and Release In Full

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bank of Granite Corporation

February 27, 2009	By:	/s/ Kirby A. Tyndall

Kirby A. Tyndall Secretary, Treasurer and Chief Financial Officer

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